Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form F-1 of Twist Beauty S.à r.l. & Partners S.C.A. of our report dated July 2, 2014 relating to the financial statements of Twist Beauty S.à r.l. & Partners S.C.A. and of our report dated July 2, 2014 relating to the financial statements of Rexam Cosmetics, which appear in such Registration Statement. We also consent to the references to us under the caption “Experts” in such Registration Statement.

Neuilly-sur-Seine, September 24, 2014

PricewaterhouseCoopers Audit

/s/ David Clairotte
David Clairotte